Exhibit 99.1

NEWS RELEASE

PATINA PRODUCTION AND INCOME RISE

DENVER, COLORADO – JULY 28, 2004 – PATINA OIL & GAS CORPORATION (NYSE:POG) today reported results for the second quarter of 2004. Production rose 20% from the prior year period. Revenues rose 39% to $128.4 million as net income increased 57% to $31.8 million. Net income per share rose 52% to $0.45 ($0.43 fully diluted). Cash flow from operations, before changes in working capital, rose 37% to $84.1 million. The increases were due to continuing production growth, higher realized prices and the benefit of an acquisition made in late 2003. The results were achieved despite an after-tax non-cash charge of $4.9 million related to the impact of the Company’s rising stock price during the quarter on its deferred compensation plan assets and $32.8 million of hedging losses ($20.3 million after-tax) which limited the benefits of high commodity prices.

Production in the quarter averaged 318.2 MMcfe a day, comprised of 17,768 barrels of oil and 211.6 MMcf of gas. The growth was achieved primarily through development drilling, refracs and the contribution of Mid Continent and San Juan properties acquired in October 2003. Wellhead prices, after hedging, averaged $4.38 per Mcfe, a 16% increase from the prior year period. Prices averaged $26.31 per barrel, a 3% increase, and $4.37 per Mcf, an increase of 26%. Hedging reduced average prices by $1.13 per Mcfe or $10.84 per barrel and $0.79 per Mcf in the quarter.

Development expenditures of $51.3 million in the period were funded with less than 65% of internal cash flow. In Wattenberg, development projects continued to yield outstanding results. Approximately $22.0 million was spent in the Field to drill 31 wells, perform 71 refracs and trifracs and two recompletions. In the Mid Continent, an additional $21.0 million was spent to drill 31 wells and perform a recompletion. A further $2.4 million was spent to complete five previously drilled wells and to perform one refrac in the San Juan. Finally, $5.9 million was spent to drill 26 wells and perform 23 recompletions in the Central division and $512,000 was spent on minor acquisitions and other projects.

Since year-end, $50.0 million of bank debt has been repaid. The repayments were made despite a $20.3 million increase in margin deposits related to hedging. A total of $30.2 million of margin deposits were held by counterparties at quarter end. At June 30th, outstanding debt stood at $366.0 million and stockholders’ equity totaled $343.7 million, which reflected a deduction of $127.1 million for outstanding hedges. Based on current commodity prices and forecast production, and exclusive of any significant expenditures on acquisitions or equity repurchases, approximately $20 - $25 million per month of combined bank debt and hedging liabilities will be retired through year-end.

Commenting, Thomas J. Edelman, Patina’s Chairman said, “We remain exceptionally pleased with the Company’s results. Volume increases in the second quarter were achieved despite production curtailments of as much as 6 MMcfe a day due to high line pressures in the Mid Continent and to a lesser degree, delays in capital projects due to permitting and rig availability in the Mid Continent and San Juan Basin. By June 30th, additional compression had been brought on line near the Buffalo Wallow field and net production rose by more than 4 MMcfe per day. Based on undertakings received from the principal gas gatherer in the area, further compression should be added in the course of the next six months. Simultaneously, longer term commitments are being entered into to assure timely access to rigs. In the interim, ongoing development continues to be aggressively pursued in Wattenberg. Additional reserve potential there continues to be identified through refinement of completion techniques and increased focus on certain of the Field’s productive formations. Drilling in the Mid Continent, primarily targeting the Granite Wash formation, has also yielded exceptional returns, setting up the potential for reserve additions there through potential down-spacing, exploitation of our growing undeveloped acreage position and consolidation. Finally, recent additions to senior management should provide the Company growing organizational flexibility, an enhanced ability to exploit its asset base and the capability for further profitable expansion. With continued strength in oil and gas prices, our large inventory of high return development projects and the steady development of our operational and technical expertise, particularly in the Mid Continent, we anticipate continuing to report excellent results in the second half.”

The Company plans to host a conference call on Thursday, July 29, 2004, beginning at 2:00 p.m. (EDT) to discuss second quarter results. To participate, please dial (800) 289-0528. A replay of the call will be available beginning Friday, July 30, 2004 for a period of 30 days. The replay can be accessed by dialing (888) 203-1112 and giving the access code 355153.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003.

Patina is an independent energy company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field, the Mid Continent region of western Oklahoma and the Texas Panhandle, and the San Juan Basin in New Mexico.

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Contact:	David J. Kornder
Executive Vice President
Chief Financial Officer
(303) 389-3600
dkornder@patinaoil.com

PATINA OIL & GAS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	% Change	2004	2003	% Change	2004	2003
Revenues
Oil and gas sales		$126,704	$90,952		$255,772	$180,482
Deferred compensation asset gain		841	902		1,222	734
Gain on sale of oil and gas properties		—	—		7,384	—
Other		858	564		1,951	1,169

	39%	128,403	92,418	46%	266,329	182,385

Expenses
Lease operating expenses		17,551	13,948		33,289	24,646
Production taxes		11,222	6,407		21,758	12,892
Exploration		545	1,036		638	2,169

Gross margin	40%	99,085	71,027	48%	210,644	142,678

General and administrative		5,889	4,237		11,223	8,683
Interest and other		3,139	1,937		6,291	4,102
Deferred compensation adjustment		8,749	8,861		13,457	9,919
Depletion, depreciation and amortization		30,097	23,270		59,508	44,357

Pre-tax income	57%	51,211	32,722	59%	120,165	75,617

Provision for income taxes
Current		7,297	4,663		17,123	10,775
Deferred		12,163	7,771		28,540	17,959

		19,460	12,434		45,663	28,734
Net income before cumulative effect of change in accounting principle	57%	$31,751	$20,288	59%	$74,502	$46,883

Cumulative effect of change in accounting principle		—	—		—	(2,613)

Net income	57%	$31,751	$20,288	68%	$74,502	$44,270

Net income per share before cumulative effect of change in accounting principle
Basic	52%	$0.45	$0.30	55%	$1.07	$0.69

Diluted	52%	$0.43	$0.28	55%	$1.02	$0.66

Net income per share
Basic	52%	$0.45	$0.30	64%	$1.07	$0.65

Diluted	52%	$0.43	$0.28	65%	$1.02	$0.62

Weighted average shares outstanding
Basic		70,472	68,316		69,841	68,104

Diluted		73,748	71,700		72,864	71,232

PATINA OIL & GAS CORPORATION

SUMMARY BALANCE SHEET, OPERATIONAL AND CASH FLOW DATA

(in thousands, except price data)

		June 30, 2004	June 30, 2003
Summary Balance Sheet
Total assets	51%	$1,295,546	$859,640
Total debt	53%	$366,000	$239,000
Stockholders’ equity	17%	$343,702	$294,160

	% Change	Three Months Ended June 30,		% Change	Six Months Ended June 30,
		2004	2003		2004	2003
Summary Operational Data
Oil production (Bbl per day)	10%	17,768	16,165	20%	17,756	14,782
Gas production (Mcf per day)	26%	211,575	168,274	27%	208,173	164,417
Total production (Mcfe per day)	20%	318,183	265,264	24%	314,711	253,111
Average oil price (per Bbl)	3%	$26.31	$25.60	1%	$26.47	$26.11
Average gas price (per Mcf)	26%	$4.37	$3.48	21%	$4.49	$3.72
Average price per Mcfe	16%	$4.38	$3.77	13%	$4.47	$3.94

Summary Cash Flow
Net income	57%	$31,751	$20,288	68%	$74,502	$44,270
Cumulative effect of change in accounting principle		—	—		—	2,613
Depletion, depreciation and amortization		30,097	23,270		59,508	44,357
Deferred compensation adjustments		7,908	7,959		12,235	9,185
Gain on sale of oil and gas properties		—	—		(7,384)	—
Exploration and other		1,050	1,171		1,474	2,437
Stock option tax benefit		1,142	1,077		9,931	4,657
Deferred tax provision		12,163	7,771		28,540	17,959

Cash flow before changes in working capital (1)	37%	84,111	61,536	42%	178,806	125,478
Changes in working capital		(26,445)	(1,032)		(30,171)	(11,813)

Cash flow provided by operations	-5%	$57,666	$60,504	31%	$148,635	$113,665

Adjusted weighted average shares outstanding-diluted (2)		75,862	74,428		75,113	73,920

Reconciliation of Net income per share to Net income per share before deferred compensation adjustments
Net income		$31,751	$20,288		$74,502	$44,270
Deferred compensation adjustments		7,908	7,959		12,235	9,185
Provision for income taxes at 38%		(3,005)	(3,024)		(4,649)	(3,490)

Non-cash deferred compensation adjustments, net of tax		$4,903	$4,935		$7,586	$5,695
Net income before deferred compensation adjustments	45%	36,654	25,223	64%	82,088	49,965

Adjusted weighted average shares outstanding (2)
Basic		72,586	71,044		72,090	70,792

Diluted		75,862	74,428		75,113	73,920

Net income per share before deferred compensation adjustments (3)
Basic	42%	$0.50	$0.36	61%	$1.14	$0.71

Diluted	43%	$0.48	$0.34	62%	$1.09	$0.68

(1)    Management believes that the non-GAAP measure of cash flow before changes in working capital is useful information to investors because it is widely used by professional analysts and sophisticated investors in valuing oil and gas companies. Many other investors use research reports of these analysts in making investment decisions. Cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flow provided by operations or net income, each as defined under GAAP. Cash flow before changes in working capital should also not be considered as being comparable to any similarly titled measures of other companies.

(2)    Includes shares held in treasury for deferred compensation as follows:

Weighted Average Shares Outstanding - Basic		70,472	68,316		69,841	68,104
Weighted Average Shares Held in Deferred Compensation Plan		2,114	2,728		2,249	2,688

Adjusted Weighted Average Shares Outstanding - Basic		72,586	71,044		72,090	70,792

Weighted Average Shares Outstanding - Diluted		73,748	71,700		72,864	71,232
Weighted Average Shares Held in Deferred Compensation Plan		2,114	2,728		2,249	2,688

Adjusted Weighted Average Shares Outstanding - Diluted		75,862	74,428		75,113	73,920

(3)	Management believes that the non-GAAP measure of net income per share before deferred compensation adjustments is useful information to investors due to the nature of the required accounting for shares of the Company’s common stock held in the deferred compensation plan. Under EITF 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested,” shares of the Company’s common stock in the trust are treated as treasury stock and reported at historical cost. However, the liability to plan participants related to the shares held in the trust is reported at fair value. As a result, an increase in the value of the Company’s common stock results in a charge to earnings, whereas a decrease in the value of the Company’s common stock results in an increase to earnings. In addition, as the shares of the Company’s common stock in the trust are treated as treasury stock, generally accepted accounting principles require the shares to be excluded from the calculation of basic weighted average shares outstanding and, if dilutive, excluded from diluted weighted average shares outstanding. Based on conversations with investors, management believes that net income per share before deferred compensation adjustments is an important indicator for its investors of the Company’s performance.